Exhibit 99.2

Investor Contact:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Editorial Contact:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

SYNOPSYS ANNOUNCES CFO TRANSITION

MOUNTAIN VIEW, Calif. May 18, 2005 — Synopsys, Inc. (Nasdaq:SNPS), a world leader in semiconductor design software, today announced that Steve Shevick, Synopsys chief financial officer, has decided to leave the company to pursue an opportunity with a private company outside the electronic design automation (EDA) industry.

“I want to personally thank Steve for all he has contributed to Synopsys over the years,” said Aart de Geus, chairman and chief executive officer for Synopsys.  “Steve has been a key contributor to cornerstone activities, including major acquisitions, sophisticated business model changes and excellent progress towards timely Sarbanes-Oxley certification.  Steve will remain at Synopsys to certify the second quarter results.  We wish him well in his next endeavors and consider him a close friend of the company.”

A search is underway for an experienced CFO to join the Synopsys team.  Rex Jackson, currently Synopsys general counsel, will serve as acting CFO until a permanent replacement is found.

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“Rex has been with Synopsys since 2003 and has become a high-impact, respected leader at the company,” de Geus said.  “I am delighted to have Rex take charge as we proceed quickly towards a long-term solution.”

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is a world leader in electronic design automation (EDA) software for semiconductor design. The company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com/.

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Synopsys is a registered trademark of Synopsys, Inc.